EXHIBIT 10.30
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                        INTEGRATED SURGICAL SYSTEMS, INC.
                            1850 Research Park Drive
                             Davis, California 95616


                                February 14, 2003

Mr. Leland Witherspoon
3329 Marina Cove Circle
Elk Grove, California 95758


Dear Leland:

     In connection with your employment with the Company, we are furnishing you with this letter agreement to establish the terms and conditions of your employment with the Company as set forth below.

     1. RESPONSIBILITIES. You shall serve as and perform the functions of Vice President, Engineering of the Company and shall perform such other duties and functions as may be assigned to you from time to time by the Company's Board of Directors (the "Board of Directors") as are reasonable and customary to your position. During your employment with the Company, you shall devote substantial working time to the business of the Company.

     2. COMPENSATION. The Company shall pay you for your services hereunder, and you shall accept, (i) a salary of $11,883.34 per month ("Base Salary") and (ii) such incentive compensation as shall be determined from time to time by the Board of Directors of the Company. Your Base Salary shall be paid in equal installments on a basis consistent with the Company's payroll practices for senior executives.

     3. BENEFITS. During your employment with the Company, you shall be entitled to participate in any pension plan, group life insurance plan, health and hospitalization insurance plan, and medical services plan and other similar plans, now or hereafter existing, generally afforded by the Company to other senior executives.

     4. EXPENSES. During your employment with the Company, the Company shall reimburse you for all reasonable and necessary travel expenses and other disbursements incurred by you on behalf of the Company in the performance of your duties hereunder, assuming you have received prior approval by the Company to the extent possible, consistent with the Company's practice for such travel expenses and disbursements or written policy in effect with respect to the reimbursement of expenses to senior executives of the Company. Such expenses shall be reimbursed only upon presentation of paid receipts and/or original invoices and such other information as shall be required for tax purposes.

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     5. CONFIDENTIAL INFORMATION. You recognize that you have and will continue to have access to secret and confidential information regarding the Company and its subsidiaries and affiliated companies, including but not limited to, all trade secrets, proprietary information, formulae, budgets, projections, reports, plans, proposals, financial information, customer and vendor lists, proposed services, marketing plans, know how and other information, and strategies and ideas, belonging to or relating to the business of the Company and its subsidiaries and affiliated companies (the "Confidential Information"). You acknowledge that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by you in confidence. In consideration of the obligations undertaken by the Company herein, you shall not at any time, during or after your employment hereunder, reveal, divulge or make known to others or use any such Confidential Information. The provisions of this Section 5 shall survive your termination of employment hereunder.

     6. TERM. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

     7. SEVERANCE PAY

          (A) Termination In the event you are terminated by the Company for reasons other than for Cause (as defined below), you will be entitled to receive severance pay of your Base Salary for a period of three months from the date of termination, payable in equal monthly installments.

          For purposes of this agreement, the term "Cause" shall mean (i) your conviction (including a conviction on a nolo contendere plea) of a felony or misdemeanor (other than minor traffic offenses); (ii) neglect or failure to perform your duties as an employee of the Company in any material respect; (iii) any grossly negligent act having the effect of injuring your reputation or the reputation of business of the Company in any material respect; (iv) repeated willful violations of lawful policies of the Company; or (v) any other malfeasance, misfeasance or nonfeasance by you in any material respect relative to or in connection with the performance of your duties as an employee of the Company.

          (B) Business Transaction. In the event of any consolidation or merger of the Company with or into another entity ("Entity"), or the sale of all or substantially all of the assets of the Company to another Entity (a Transaction"), you are unable to reach a reasonable agreement of employment with the Entity, you shall be entitled to receive severance pay of your Base Salary for a period of six months from the date of termination, payable in equal monthly installments, provided, however, you agree to make reasonable efforts to assist the Entity in its transition in connection with the Transaction for a reasonable period of time.

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          If you are in agreement with the foregoing, please sign and return to the Company one copy of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter.


                                    Integrated Surgical Systems, Inc.

                                    By:  Ramesh C. Trivedi
                                         Ramesh C. Trivedi,
                                         Chief Executive Officer and President

 Accepted and Agreed this
 14th day of February, 2003.


 /s/ Leland Witherspoon
 ----------------------
 Leland Witherspoon


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